EXHIBIT 10.1
AMENDMENT #3
TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT #3 TO EMPLOYMENT AGREEMENT (this “Amendment #3”) is made and entered into as of the 21st day of February, 2008 (the “Effective Date”) by and between DONALD M. EARHART, an individual (“Employee”) and I-FLOW CORPORATION, a Delaware corporation (the “Company”).
Background
     A. The Company and Employee previously entered into that certain Employment Agreement dated as of May 16, 1990, as subsequently amended by an Amendment #1 dated as of June 21, 2001 and an Amendment #2 dated as of February 23, 2006 (collectively, the “Agreement”).
     B. The Internal Revenue Service issued final regulations interpreting the rules and standards under Section 409A of the Internal Revenue Code on April 10, 2007 (the “Final 409A Regulations”).
     C. To comply with the Final 409A Regulations, the Company and Employee wish to amend and modify certain provisions of the Agreement as provided herein, effective as of the Effective Date, while leaving unchanged all other provisions of the Agreement.
Agreement
     In consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, Employee and the Company hereby agree as follows:
          1. Termination Without Cause. The first paragraph of Section 2.5(b) and Section 2.5(b)(i) and Section 2.5(b)(ii) of the Agreement are hereby amended and restated as follows:
(b) Termination Without Cause. In the event Employee’s employment as provided herein is terminated by the Company without cause, or in the event Employee resigns his employment because his job location is transferred (without his prior, voluntary consent) to a site more than thirty (30) miles away from his current place of employment, after having given the Company at least 30 days prior written notice of his intent to resign and a reasonable opportunity to cure during such 30-day notice period, the Company shall be obligated to pay (in lump sum immediately upon termination of employment) and provide and Employee shall be entitled to receive, as severance, the following payments and benefits:
(i) A cash payment equal to three (3) times the sum of (A) Employee’s annual salary rate in effect at the time of termination, plus (B) the average annual bonus earned by Employee in the previous three full fiscal years;

(ii) Any bonus, or relevant pro rata portion thereof, earned by Employee for the fiscal year in which the termination occurs, together with any and all deferred and unpaid bonus amounts earned by Employee prior to the Effective Date of Amendment #1 to this Agreement which were subject to the deferred payment provisions of (old) Sections 2.2(b) and 2.2(c) of this Agreement;
          2. Disability. Section 2.5(c) of the Agreement is hereby amended and restated as follows:
(c) Disability. In the event that Employee becomes permanently disabled, i.e., suffers a physical or mental disability or incapacity continuing for a period of six consecutive months, which prevents him from substantially discharging his duties and responsibilities as set forth herein, the Company will secure disability coverage which will pay to Employee amounts equal to at least 60% of his total compensation then currently in effect (as computed in accordance with Section 2.1 hereof), with such amount payable in equal installments in accordance with the Company’s standard payroll practices, but no less than monthly, until Employee achieves the age of 65, or until such time as Employee shall have recovered from such disability and is able to secure full time employment, whichever first occurs. In the absence of such coverage, such disability shall be deemed a termination without cause with the meaning of Section 2.5(b) hereof, and shall entitle Employee to the payment specified therein. During any such period of disability, options granted hereunder shall not lapse by virtue of such disability.
          3. Section 409A Compliance. Section 6.12 of the Agreement is hereby amended and restated as follows:
6.12 Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, no such payment or benefit will be provided under this Agreement until the earliest of (a) the date which is six (6) months after Employee’s “separation from service” or (b) the date of Employee’s death, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. The provisions of this Section 6.12 shall only apply to the minimum extent required to avoid Employee’s incurrence of any Section 409A Taxes. In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
          4. No Other Changes. Except as otherwise set forth in herein, all terms and provisions of the Agreement remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment #3 as of the Effective Date.

I-FLOW CORPORATION		DONALD M. EARHART

By:	/s/ James J. Dal Porto	By:	/s/ Donald M. Earhart

	James J. Dal Porto		Donald M. Earhart
Executive Vice President and
Chief Operating Officer

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